Exhibit 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated November 7, 2019 in the Amendment No. 6 to the Registration Statement (File No. 333-215788) and related Prospectus of Guggenheim Defined Portfolios, Series 1562.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

November 7, 2019